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                                                        EXHIBIT 99.1

                                                        Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                 585-264-3189




                  BIRDS EYE FOODS ANNOUNCES FISCAL 2005 RESULTS

ROCHESTER, NY, September 23, 2005...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables, and a major processor of other food products, today reported its fiscal 2005 results.

     For the fiscal year ended June 25, 2005, net sales grew approximately 2 percent to $858.7 million. This improvement was lead by the Company's acquisition of the California and Washington Company ("C&W") on September 23, 2004. In addition, the benefits of the Company's revitalization efforts for its Birds Eye Viola! product category also contributed to the net sales improvement. Revenue growth was, however, partially offset by volume declines in certain product lines as a result of pricing actions taken by the Company to mitigate significantly higher product costs.

     Income from continuing operations was $20.2 million in fiscal 2005, a decline of $7.3 million as compared to $27.5 million in fiscal 2004. Increased costs and competitive activity negatively impacted operating results.

         Neil Harrison, who joined Birds Eye Foods on September 7, 2005 as chairman, president, and chief executive officer, commented, "I couldn't be more pleased to have joined this great Company. With strong brands and talented individuals, we will remain focused on building value for the long-term. I am excited about the future and what we will achieve."

         Rochester, N.Y., based Birds Eye Foods, which has sales of approximately $900 million annually, processes fruits and vegetables in 13 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, C&W, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley); snacks (Tim's and Snyder of Berlin) and Birds Eye Fresh, a premium line of fresh vegetables. Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.



                                      -30-



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                              BIRDS EYE FOODS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)                                           Fiscal Years Ended
                                                        -----------------------------------
                                                           June 25,             June 26,
                                                             2005                 2004
                                                        ----------------     --------------
Net sales                                                  $858,669             $843,398

Operating income                                           $ 60,752             $ 78,327

Loss on early extinguishment of debt (a)                       -                  (4,018)
Interest expense                                            (28,456)             (31,326)
                                                           --------             --------

Pretax income from continuing operations                     32,296               42,983

Tax provision                                               (12,139)             (15,438)
                                                           --------             --------

Income from continuing operations                            20,157               27,545

Discontinued operations, net of tax (b)                      (1,552)               4,322
                                                           --------             --------

Net income                                                 $ 18,605             $ 31,867
                                                           ========             ========


(a) On November 24, 2003, the Company repurchased $150.0 million of its 11 7/8 percent Senior Subordinated Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of approximately $4.0 million was recorded. This amount reflects the payment of the $8.9 million call premium and other transaction expenses less the elimination of the related unamortized premium of $4.9 million.

(b) On August 23, 2005, the Company sold its Mexican subsidiary, Birds Eye de Mexico, S.A. de C.V. ("BEMSA") and all of its production assets in Celaya, Mexico. As a result of the transaction, the Company recognized an impairment charge of approximately $1.6 million (after-tax) within discontinued operations. The operating activity and gain on sale of the Freshlike canned vegetable business are included in discontinued operations in fiscal 2004.

NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on October 6, at 1 p.m. EDT over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com [http://www.birdseyefoods.com] or www.prnewswire.com [http://www.prnewswire.com]. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available until the first qtr. conference call. Additional information regarding Birds Eye Foods' financial information for the fiscal year ended June 25, 2005, including financial and other statistical information about Birds Eye Foods' results of operations or financial results for the fiscal year period ended June 25, 2005, is set forth in the Company's Form 10-K Equivalent for the annual period ended June 25, 2005, which will be available at www.birdseyefoods.com [http://www.birdseyefoods.com] under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsnews/publicreporting - prior to the conference call.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; consumer reaction to pricing actions and changes in promotion levels; effectiveness of marketing and shifts in market demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; and economic conditions, including changes in inflation rates and interest rates. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 25, 2005 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.